Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 25, 2020 (except Note 19, as to which the date is January 15, 2021) with respect to the consolidated financial statements of PurposeBuilt Brands, Inc. in the Registration Statement (Form S-1) and the related Prospectus of PurposeBuilt Brands, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Milwaukee, WI

January 15, 2021